EXHIBIT 99.2

Letter of Agreement

Certain terms used in this Letter Agreement are defined in the Executive Severance Benefits Agreement between the Company and Executive dated August 16, 2005 (the “General Counsel Agreement”), which is specifically incorporated by reference.

Whereas the Company requests that Daryl Winter (the “Executive”) accept a change in assignment and resign as Senior Vice President, General Counsel and Corporate Secretary and accept the appointment of Senior Vice President of Intellectual Property (IP)  for the Company.

Whereas the Executive agrees to accept the change in assignment described above provided that the Company grants the Executive the right to elect, at his discretion, the Constructive Termination provisions of Article 6.7 of the General Counsel Agreement until the first anniversary following the hiring of a new General Counsel, and thereafter to accept the severance provisions of the November 1, 2006 Executive Severance Agreement.

Now therefore:

(f)                                    Executive hereby resigns as Senior Vice President (SVP), General Counsel effective November 1, 2006.  Executive hereby resigns as Corporate Secretary effective December 6, 2006.

(g)                                 Executive hereby accepts the new position of Senior Vice President (SVP) of IP effective November 1, 2006.

(h)                                 The Company agrees that all of the option acceleration of Section 2.2(a) and the severance benefits of Section 3.1 of the General Counsel Agreement will be honored as a Covered Termination upon the Executive’s  resignation on or before (i) the first anniversary following the hiring of a new General Counsel, or (ii) April 30, 2008, whichever is earlier.  The Company shall at all times retain the right to terminate the Executive’s employment with or without Cause, as defined in the General Counsel Agreement.  In the event of a termination of the Executive’s employment for Cause, the Executive shall not be entitled to any option acceleration or severance benefits.

(i)                                     The Company and Executive agree that after (i) the first anniversary of the hiring of a new General Counsel, or (ii) April 30, 2008, whichever is earlier, the provisions of the November 1, 2006 Executive Severance Benefits Agreement will take affect.

(j)                                     The Company agrees that Executive shall retain his current salary and be eligible for bonus payouts, merit increases, equity awards and benefits (including severance) consistent with those awarded to other Executives of the same grade (SVP), subject to performance-based adjustments.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

SUNESIS PHARMACEUTICALS, INC.	DARYL B. WINTER, PH.D.

By: /s/ Daniel N. Swisher	/s/ Daryl B. Winter, Ph.D.
Name: Daniel N. Swisher
Title: President and Chief Executive Officer